EXHIBIT  99.1

FOR RELEASE
Date: October 22, 2015
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 21.1% Increase in Earnings for Quarter Ended September 30, 2015

Catskill, N.Y. -- (BUSINESS WIRE) – October 22, 2015-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter ended September 30, 2015, which is the first quarter of the Company’s fiscal year ending June 30, 2016.  Net income for each of the quarters ended September 30, 2015 and 2014 was $2.2 million and $1.8 million, respectively, a 21.1% increase.  Earnings per share were $0.51 per basic and diluted share, for the quarter ended September 30, 2015, and $0.42 per basic and diluted share, for the quarter ended September 30, 2014.

Donald Gibson, President & CEO stated, “I am pleased to report a record high quarterly net income of $2.2 million for the quarter ended September 30, 2015. The results are a product of continued growth in our customer base, careful capital allocation and measured growth. We remain committed to providing long-term value to our shareholders.”

Selected highlights for the quarter ended September 30, 2015 are as follows:

•	Net interest income increased $570,000 to $6.2 million for the quarter ended September 30, 2015 from $5.7 million for the quarter ended September 30, 2014. The growth in average loan and securities balances led to an increase in net interest income when comparing the quarters.
•	Net interest rate spread decreased 1 basis point to 3.38% as compared to 3.39% when comparing the quarters ended September 30, 2015 and 2014, respectively. Net interest margin also decreased 1 basis point to 3.45% for the quarter ended September 30, 2015 as compared to 3.46% for the quarter ended September 30, 2014.
•	The provision for loan losses amounted to $374,000 and $411,000 for the quarters ended September 30, 2015 and 2014, respectively. The level of provision has decreased as the result of declines in delinquencies and loans adversely classified, which have been partially offset by growth in commercial real estate and commercial loans. Allowance for loan losses to total loans receivable remained unchanged at 1.81% as of September 30, 2015 and June 30, 2015.
•	Net charge-offs amounted to $50,000 and $110,000 for the quarters ended September 30, 2015 and 2014, respectively, a decrease of $60,000.
•	Nonperforming assets were 0.66% and 0.75% of total assets and nonperforming loans were 0.92% and 1.06% of net loans at September 30, 2015 and June 30, 2015, respectively.
•	Noninterest income decreased $23,000, or 1.6%, to $1.4 million for the quarter ended September 30, 2015 as compared to $1.5 million for the quarter ended September 30, 2014, primarily due to a decrease in loan fees which are included in other operating income, partially offset by an increase in debit card fees resulting from continued growth in the number of checking accounts with debit cards.
•	Noninterest expense increased $243,000, or 5.7%, to $4.5 million for the quarter ended September 30, 2015 as compared to $4.3 million for the quarter ended September 30, 2014. The increase in noninterest expense is primarily the result of an increase in expenses related to foreclosed real estate (primarily real estate taxes) as well as write-downs of several of the properties within foreclosed real estate based on pending sales or a decrease in the list price. Salaries and employee benefits expense and occupancy expense also increased and were primarily due to the opening of a new branch in Kingston during the third quarter of fiscal 2015. Partially offsetting the aforementioned increases were decreases in computer software, supplies and support. During the quarter ended September 30, 2014, a one-time fee was paid to one of the Company’s vendors related to the renegotiation of the contract for support services.

•	The provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 23.2% for the quarter ended September 30, 2015, compared to 27.8% for the quarter ended September 30, 2014. The effective tax rate has continued to decline as a result of income derived from tax exempt bonds and loans as well as continued loan growth within the Company’s real estate investment trust subsidiary. Also contributing to the lower effective income tax rate is the tax benefits derived from the Company’s pooled captive insurance company, as premium income received by the pooled captive insurance company is exempt from income taxes. The premiums paid to the pooled captive insurance company by the Company and its banking subsidiaries are tax deductible.
•	Total assets of the Company were $767.7 million at September 30, 2015 compared to $738.6 million at June 30, 2015, an increase of $29.1 million, or 3.9%.
•	Securities available-for-sale and held-to-maturity amounted to $270.3 million, or 35.2% of assets, at September 30, 2015 compared to $255.0 million, or 34.5% of assets, at June 30, 2015, an increase of $15.3 million, or 6.0%.
•	Net loans receivable increased $17.0 million, or 3.8%, to $460.5 million at September 30, 2015 from $443.5 million at June 30, 2015. The loan growth experienced during the quarter consisted primarily of $11.7 million in commercial real estate loans, $2.3 million in residential real estate loans, $943,000 in residential construction loans, $87,000 in multi-family mortgage loans, $370,000 in home equity loans, and $4.5 million in commercial loans, and was partially offset by a $2.7 million decrease in commercial construction loans, and a $324,000 increase in the allowance for loan losses.
•	Total deposits increased $41.6 million, or 6.7% to $664.3 million at September 30, 2015 from $622.7 million at June 30, 2015. This increase was primarily the result of an increase of $37.3 million in balances at Greene County Commercial Bank due primarily to the collection of annual taxes by several local school districts.
•	The Company had $8.2 million of overnight borrowings, and $18.8 million of term borrowings, with the Federal Home Loan Bank of New York at September 30, 2015 compared to $22.9 million of overnight borrowings and $18.8 million of term borrowings at June 30, 2015.
•	Shareholders’ equity increased to $68.8 million at September 30, 2015 from $66.9 million at June 30, 2015, as net income of $2.2 million and a $40,000 decrease in other accumulated comprehensive loss was partially offset by dividends declared and paid of $355,000. Other changes in equity, totaling a $26,000 increase, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

	At or for the Quarter Ended September 30,
	2015	2014
(Dollars in thousands, except per share data)
Interest income	$6,863	$6,241
Interest expense	614	562
Net interest income	6,249	5,679
Provision for loan losses	374	411
Noninterest income	1,446	1,469
Noninterest expense	4,520	4,277
Income before taxes	2,801	2,460
Tax provision	651	685
Net Income	$2,150	$1,775

Basic EPS	$0.51	$0.42
Weighted average shares outstanding	4,223,156	4,214,358
Diluted EPS	$0.51	$0.42
Weighted average diluted shares outstanding	4,249,380	4,245,325
Dividends declared per share [3]	$0.185	$0.180

Selected Financial Ratios
Return on average assets[1]	1.16%	1.05%
Return on average equity[1]	12.70	11.46
Net interest rate spread[1]	3.38	3.39
Net interest margin[1]	3.45	3.46
Efficiency ratio[2]	58.74	59.83
Non-performing assets to total assets	0.66	0.92
Non-performing loans to net loans	0.92	1.49
Allowance for loan losses to non-performing loans	198.87	127.10
Allowance for loan losses to total loans	1.81	1.87
Shareholders’ equity to total assets	8.96	8.98
Dividend payout ratio[3]	36.27	42.86
Actual dividends paid to net income[4]	16.51	19.38
Book value per share	$16.28	$14.89

1 Ratios are annualized when necessary
2 Noninterest expense divided by the sum of net interest income and noninterest income.
3 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.6% of the Company’s shares outstanding.
4 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the quarters ended September 30, 2015 and 2014.

	As of September 30, 2015	As of June 30, 2015
(Dollars In thousands)
Assets
Total cash and cash equivalents	$12,117	$15,538
Long term certificate of deposit	1,230	1,230
Securities- available for sale, at fair value	95,757	86,034
Securities- held to maturity, at amortized cost	174,560	169,000
Federal Home Loan Bank stock, at cost	1,832	2,494

Gross loans receivable	468,019	450,755
Less: Allowance for loan losses	(8,466)	(8,142)
Unearned origination fees and costs, net	905	883
Net loans receivable	460,458	443,496

Premises and equipment	14,476	14,515
Accrued interest receivable	3,185	3,026
Foreclosed real estate	836	847
Prepaid expenses and other assets	3,294	2,467
Total assets	$767,745	$738,647

Liabilities and shareholders’ equity
Noninterest bearing deposits	$79,111	$73,359
Interest bearing deposits	585,197	549,358
Total deposits	664,308	622,717

Borrowings from FHLB, short term	8,200	22,900
Borrowings from FHLB, long term	18,800	18,800
Accrued expenses and other liabilities	7,656	7,310
Total liabilities	698,964	671,727
Total shareholders’ equity	68,781	66,920
Total liabilities and shareholders’ equity	$767,745	$738,647
Common shares outstanding	4,224,457	4,222,357
Treasury shares	81,213	83,313